Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2016 Second Quarter Financial Results

VAN NUYS, Calif. - January 7, 2016 - Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the fiscal first quarter ended August 31, 2015.

“Our second quarter results reflected a complicated period of ongoing transition for Electro Rent. While we continued to work through the impact of the conclusion of our Keysight Technologies resale agreement, putting a new group of products in place and moving through the learning cycle has taken longer than we had expected. At the same time, we have been investing in support and development of our different strategy in regards to our new reseller agreements,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “Although rental and lease revenues declined slightly, primarily related to lower foreign currency exchange rates, there are certain areas of our business that are showing positive signs. Our data products business grew modestly. Rental demand increased in some of the industries we serve, primarily aerospace and defense, and we believe the recent passage of the Omnibus bill should substantially increase U.S. government spending throughout the sector.

“In addition, we have reduced selling costs in our selling, general and administrative expenses for the three and six months of fiscal 2016, compared with the prior year periods, however these reductions have been primarily offset by certain short-term administrative costs,” Greenberg said.

“Moving forward, we are successfully building a sales funnel through our new reseller relationships, which we hope will positively impact the second half of the year. We are also strategically reducing our capital expenditures through improved management of our equipment pool, which is already benefiting our cash flow and depreciation expense, and which we expect will continue.”

Total revenues for the fiscal 2016 second quarter were $43.3 million, compared with $59.7 million for the second quarter last year. The expected decline primarily related to a reduction in new equipment sales, resulting from the previously announced termination of the company’s resale agreement with Keysight Technologies. Rental and lease revenues were $32.2 million, versus $33.5 million last year. Sales of equipment and other revenues totaled $11.1 million for the fiscal 2016 second quarter, compared with $26.2 million for the fiscal 2015 second quarter.

Selling, general and administrative expenses for the fiscal 2016 second quarter were $14.4 million, or 33.3% of total revenues, compared with $14.6 million, or 24.5% of total revenues, for last year’s second fiscal quarter. Total operating expenses were $39.9 million for the second quarter of fiscal 2016, compared with $53.5 million a year ago.

Operating profit for the second quarter of fiscal 2016 was $3.5 million, or 8.0% of total revenues, versus $6.2 million, or 10.4% of total revenues, for last year’s second quarter. Operating profit for the fiscal 2016 period was impacted by lower revenues.

Net income totaled $2.2 million, or $0.09 per diluted share, for the fiscal 2016 second quarter, compared with $4.8 million, or $0.20 per diluted share, last year.

Rental equipment purchases for the fiscal 2016 second quarter totaled $9.4 million, versus $14.7 million for the same quarter last year.

Total revenues for the first half of fiscal 2016 amounted to $96.7 million, compared with $121.6 million for the comparable period last year. Rental and lease revenues were $64.5 million for the fiscal 2016 year-to-date period, versus $67.4 million for the fiscal 2015 year-to-date period. Equipment sales and other revenues were $32.2 million for the six months ended November 30, 2015, compared with $54.2 million for the six months ended November 30, 2014. The decline in equipment sales and other revenues related principally to the expiration of the company’s Keysight Technologies resale agreement.

Selling, general and administrative expenses totaled $29.2 million, or 30.2% of total revenues, for the first half of fiscal 2016, versus $29.6 million, or 24.4% of total revenues, for the first half of fiscal 2015. Total operating expenses for the fiscal 2016 six-month period were $89.0 million, compared with $107.9 million for the fiscal 2015 six-month period.

Operating profit for the first six months of fiscal 2016 totaled to $7.6 million, or 7.9% of total revenue, compared with $13.7 million, or 11.3% of total revenue, for the prior-year period.

Net income for the six months ended November 30, 2015 was $4.7 million, or $0.19 per diluted share, compared with $9.6 million, or $0.39 per diluted share, for the prior-year period. Net income for the fiscal 2015 period included $1.4 million in income, before tax, related to a settlement received from a class action lawsuit involving the purchase of certain computer products, and a $1.3 million reduction in sales of equipment and other revenues, before tax, related to a non-recurring, out-of-period adjustment.

Rental equipment purchases for the first six months of fiscal 2016 were $24.8 million, versus $32.3 million for the first six months of fiscal 2015.

Electro Rent’s effective tax rate was 38.2% for the second quarter of fiscal 2016, compared with 37.7% for the same quarter one year ago. The higher rate primarily related to the decline in pretax income relative to the levels of permanent tax differences during the second quarter of fiscal 2015, and to higher losses in the company’s China operations for which it receives no tax benefit.

The net book value of Electro Rent's equipment was $217.4 million at November 30, 2015, compared with $231.7 million at May 31, 2015.

Electro Rent paid dividends of $3.1 million for the second quarter of fiscal 2016. On an annualized basis, Electro Rent’s current quarterly dividend of $0.125 per common share represents a 5.5% yield on the January 6, 2016 closing share price of $9.11.

Total shareholders' equity at November 30, 2015 was $227.1 million, or $9.41 per share, compared with $228.0 million, or $9.46 per share, at May 31, 2015.

Electro Rent’s cash balance was $6.6 million at the end of the second quarter of fiscal 2016, compared with $4.1 million at the end of fiscal 2015. There were no bank borrowings at November 30, 2015, compared with $2.4 million at May 31, 2015.

“The coming months will continue to signal the changes we are making to complete this fiscal year of transition in a better position than when we began the year. We will continue to improve our cost structure, working to make every dollar spent more meaningful, and getting closer to renewed growth, albeit from a smaller base,” Greenberg added. “We are entering the second half of fiscal 2016 with the goal of steadily improving our position, and believe that our ability to provide value to customers and OEM partners will help protect our core businesses and prepare us for better times.”

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's views and expectations at this time with respect to future events and financial performance, based on currently available information. Forward looking statements in this press release include statements regarding whether government spending will increase, whether we can build a sales funnel, whether we will enter into resale or sales agent relationships, whether we can increase new equipment sales revenue, as well as general expressions of optimism about future operating results. When used, the words “anticipate”, “believe”, "expect" and "will" and other similar expressions identify forward-looking statements. Forward-looking statements are based on assumptions about future operations and market conditions, and are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission, including: general macroeconomic conditions may not improve or may deteriorate; U.S. federal government spending with respect to defense and other research and development activities may not increase or may decline; Electro Rent may not succeed in retaining its key sales personnel; and manufacturers of test and measurement equipment may not be willing to enter reseller arrangements with Electro Rent or those agreements may not succeed to the level anticipated. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. You should not put undue reliance on these statements. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except per share data)

	Three Months Ended November 30,		Six Months Ended November 30,
	2015	2014	2015	2014
Revenues:
Rentals and leases	$32,173	$33,469	$64,476	$67,358
Sales of equipment and other revenues	11,137	26,234	32,177	54,216
Total revenues	43,310	59,703	96,653	121,574
Operating expenses:
Depreciation of rental and lease equipment	14,340	14,670	28,941	28,585
Costs of rentals and leases, excluding depreciation	4,275	4,547	9,187	9,121
Costs of sales of equipment and other revenues	6,814	19,661	21,680	40,563
Selling, general and administrative expenses	14,431	14,598	29,202	29,619
Total operating expenses	39,860	53,476	89,010	107,888
Operating profit	3,450	6,227	7,643	13,686
Interest income/(expense), net	78	79	(164)	182
Other income	13	1,390	13	1,390
Income before income taxes	3,541	7,696	7,492	15,258
Income tax provision	1,351	2,901	2,832	5,692
Net income	$2,190	$4,795	$4,660	$9,566
Earnings per share:
Basic	$0.09	$0.20	$0.19	$0.39
Diluted	$0.09	$0.20	$0.19	$0.39
Shares used in per share calculation:
Basic	24,440	24,404	24,426	24,380
Diluted	24,447	24,408	24,433	24,393

ELECTRO RENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited) (in thousands, except share numbers)

	November 30, 2015	May 31, 2015
ASSETS
Cash	$6,594	$4,064
Accounts receivable, net of allowance for doubtful accounts of $635 and $604	25,461	33,863
Rental and lease equipment, net of accumulated depreciation of $237,447 and $241,116	217,356	231,671
Other property, net of accumulated depreciation and amortization of $17,198 and $16,749	12,724	13,120
Goodwill	3,109	3,109
Intangibles, net of accumulated amortization of $1,820 and $1,761	685	744
Other assets	19,256	13,743
	$285,185	$300,314
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank borrowings	$—	$2,387
Accounts payable	5,158	8,234
Accrued expenses	13,725	18,487
Deferred revenue	5,312	5,576
Deferred tax liability	33,920	37,652
Total liabilities	58,115	72,336

Shareholders’ equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	—	—
Common stock, no par - shares authorized 40,000,000; issued and outstanding November 30, 2015 - 24,127,743; May 31, 2015 - 24,108,176	40,989	40,440
Retained earnings	186,081	187,538
Total shareholders’ equity	227,070	227,978
	$285,185	$300,314